UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 5, 2019
_________________________________________________________________________________________
Dear Stockholder:
You are cordially invited to attend the fiscal year 2020 Annual Meeting of Stockholders (the “Annual Meeting” or “2020 Annual Meeting”) of LifeVantage Corporation, a Delaware corporation. The meeting will be held at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070 on December 5, 2019 at 1:00 P.M. Mountain Time, for the following purposes:

1.	To elect seven directors to hold office for a one-year term expiring at our fiscal year 2021 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, a resolution approving the compensation of our named executive officers;

3.	To ratify the appointment of WSRP, LLC as our independent registered public accounting firm for our fiscal year ending June 30, 2020; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors unanimously recommends that you vote FOR proposals 1, 2 and 3.
Our board of directors has fixed October 10, 2019, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our stockholders on or about October 18, 2019. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs associated with the Annual Meeting and reduces the environmental impact of our Annual Meeting.
Whether or not you expect to attend the meeting, your vote is very important. We encourage you to submit your proxy as soon as possible (i) by accessing the Internet site; (ii) by calling the toll-free number described in the proxy materials; or (iii) by signing, dating and returning a paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for your ongoing support and continued interest in LifeVantage Corporation. We look forward to seeing you at the Annual Meeting.

Sandy, Utah	By Order of our Board of Directors
October 18, 2019	/s/ Darren Jensen
Darren Jensen
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 5, 2019:
This notice, the accompanying proxy statement, and annual report to stockholders are available at
https://lifevantage.gcs-web.com/financial-information/sec-filings

LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 5, 2019
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to stockholders of LifeVantage Corporation, a Delaware corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2020 Annual Meeting of Stockholders (the “Annual Meeting” or the “2020 Annual Meeting”) of LifeVantage to be held on December 5, 2019, at 1:00 P.M. Mountain Time, at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy Utah 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, “fiscal 2020” refers to the twelve-month period from July 1, 2019 through June 30, 2020.
Why am I receiving these materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on October 10, 2019 (the “Record Date”). Our board of directors is soliciting your proxy to vote your shares at the Annual Meeting on the matters to be considered at that meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy card are being made available to you on or about October 18, 2019. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Where and when is the Annual Meeting?
The fiscal 2020 Annual Meeting of Stockholders of LifeVantage will take place on December 5, 2019, at 1:00 P.M. Mountain Time at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy Utah 84070.
What am I voting on?
The following matters are scheduled to be voted on by stockholders at the Annual Meeting:

•	the election of seven directors to our board of directors;

•	the approval of a non-binding, advisory resolution approving the compensation of our named executive officers (commonly referred to as a “Say-On-Pay”); and

•	the ratification of the selection of the appointment of WSRP, LLC as our independent registered accounting firm for our fiscal year ending June 30, 2020.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on October 10, 2019, the record date, will be entitled to vote at the Annual Meeting. As of the record date, we had approximately 14,034,015 shares of common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible by (i) accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if applicable, signing, dating and returning a proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.

•
Voting Your Proxy by Mail. You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.

•	Voting on the Internet. To vote on the Internet, access http://www.proxyvote.com and follow the on-screen instructions.

•	Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.

•	Voting in Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received voting instructions from that organization rather than from us. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. With respect to the election of directors, in an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NYSE Stock Exchange (“NYSE rules”) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the Annual Meeting that is considered a “routine” matter under the rules and interpretations of the NYSE rules with respect to broker non-votes.
How many votes are needed to approve each proposal?

•
In an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares through a broker, bank, trust, or other nominee and you do not instruct the broker, bank, trustee, or nominee on how to vote on this proposal, your broker, bank, trustee, or nominee will not have authority to vote your shares.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against any director nominee, and therefore will not have any effect on the outcome of this proposal.

We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see “Proposal One-Election of Directors”.

•
The non-binding advisory resolutions approving the compensation of our named executive officers will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our board of directors and the compensation committee in making decisions affecting executive compensation.

•
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2020 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and any broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, your shares are likely registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9785 S. Monroe Street, Suite 400, Sandy, Utah 84070; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all seven nominees for director and “FOR” Proposals 2 and 3, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by stockholders present at the meeting in person or by proxy. As of the record date, we had approximately 14,034,015 shares of common stock outstanding and entitled to vote. Thus, at least 7,017,008 shares of common stock must be represented by stockholders present at the meeting in person or by proxy to constitute a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also engaged Morrow Sodali LLC (“Morrow”) to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of approximately $7,500 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.
Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2021 Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 400, Sandy, Utah 84070 and must be received by us no later than June 20, 2020, and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for stockholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Stockholder Proposals for Presentation at Next Year’s Annual Meeting.
If a stockholder wishes to present a proposal, including a director nomination, at our fiscal 2021 Annual Meeting of Stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 400, Sandy, Utah 84070 not less than 90 days, or September 6, 2020, nor more than 120 days, or August 7, 2020, prior to the first anniversary of the date of the 2020 Annual Meeting, except that if the fiscal 2021 Annual Meeting date is changed by more than 30 days from the anniversary date of the 2020 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the anniversary date of the 2020 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2020 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2021 Annual Meeting date. If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our fiscal 2021 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at https://lifevantage.gcs-web.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE STOCKHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSALS 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following seven individuals: Darren Jensen, Michael A. Beindorff, Erin Brockovich, Raymond B. Greer, Vinayak R. Hegde, Darwin K. Lewis, and Garry Mauro. Each of these individuals will be standing for election at our Annual Meeting.
Each director elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.
We encourage nominees for director to attend the Annual Meeting. All of the nominees for election as a director at last year’s annual meeting of stockholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the nominees for election as director at the Annual Meeting as of the record date:

Name	Age	Position with Company
Mr. Darren Jensen	50	President, Chief Executive Officer and Director
Mr. Michael A. Beindorff	67	Independent Director
Ms. Erin Brockovich	59	Independent Director
Mr. Raymond B. Greer	56	Independent Director
Mr. Vinayak R. Hegde	50	Independent Director
Mr. Darwin K. Lewis	60	Independent Director
Mr. Garry Mauro	71	Chairman, Independent Director
MR. DARREN JENSEN. Mr. Jensen was appointed as our President and Chief Executive Officer in May 2015. He was appointed to our board of directors in January 2016 by the board of directors. From June 2014 to May 2015, Mr. Jensen served as the President-Americas and from September 2012 to June 2014 as the Chief Sales Officer at Jeunesse Global, a privately held direct selling anti-aging and skin care company. Prior to joining Jeunesse Global, Mr. Jensen served from August 2011 to June 2012 as the Chief Sales Officer of a direct selling company in the energy industry called Ampegy, a division of Spark Energy. Prior to that, he was the Executive Vice President and Corporate General Manager at Agel Enterprises, a nutritional supplements direct selling company, where he was also a Co-Founder of the Agel Cares Foundation. From 2003 to 2005, Mr. Jensen was the Director of International Business Development at USANA Inc. Mr Jensen served as a Brand Manager at Amway Global from 1995 to 1997. Mr. Jensen began his direct selling career at Nu Skin Enterprises in Provo, where he served as an International Marketing Specialist from 1990-1995. Mr. Jensen received a Bachelor of Arts degree from Brigham Young University. Mr. Jensen’s more than 25 years of experience in the direct selling industry brings to our board of directors deep industry expertise as well as strong leadership in all aspects of our business.
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than 35 years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy and private investment entity focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experience. From 2002 to 2004 he served as Principal and President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President and COO and then as Chairman and Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations and Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff’s broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.

MS. ERIN BROCKOVICH. Ms. Brockovich has been an independent member of our board of directors since May 2019. Ms. Brockovich has had over 35 years of diverse legal and business successes both domestic and global. Since 1996, Ms. Brockovich has served as President of Brockovich Research & Consulting,where she currently consults with three national law firms and is involved in numerous environmental projects worldwide. Additionally, Ms. Brockovich has provided assistance with ground water contamination in every state of the United States, Australia and other countries. She holds a Letter of Humane from Loyola University and an Honorary Juris Doctor from Lewis and Clark College. Ms. Brockovich grew up in a family of athletes and herbal/nutrition advocates. Her love of nutrition, the legal world and making a difference for women, her goal is to leave her imprint wherever she can. Ms. Brockovich’s brings to our board of directors experience in legal matters and health and wellness advocacy and the ability to move health-related issues.
MR. RAYMOND B. GREER. Mr. Greer has been an independent member of our board of directors since February 2017. Mr. Greer has over 30 years of logistics and transportation experience. Mr. Greer has served since February 2018 as the Chief Executive Officer of Omnitracs, LLC, a private equity backed provider of innovative software and SaaS fleet management solutions serving the transportation sector. Prior to that, from February 2011 to February 2018, Mr. Greer served as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., an air cargo company. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University. Mr. Greer brings to our board of directors deep experience in international logistics and supply chain management.
MR. VINAYAK R. HEGDE. Mr. Hegde has been an independent member of our board of directors since February 2017. In September 2018, Mr. Hegde was appointed as the Vice President of Global Growth and Performance Marketing and Traffic at Airbnb, which operates an online marketplace and hospitality service for leasing or renting short-term lodging. Prior to that, from October 2014 to September 2018, Mr. Hegde served as the Senior Vice President and Global Chief Marketing Officer at Groupon, a company that operates online local commerce marketplaces that connect merchants to consumers by offering discounted goods and services in Europe, North America and Africa. From February 2012 to October 2014, Mr. Hegde served as Vice President of Engineering and Global Online Marketing at Groupon. From 2000 to February 2012, Mr. Hegde served in various roles including Director, General Manager of Worldwide Marketing, and Manager, Global Payment Services - India at Amazon.com, which offers a range of products and services through its websites, including merchandise and content that it purchases for resale from vendors and those offered by third-party sellers. From 1998 to 2000, Mr. Hegde served as Senior Member Technical Staff at Oracle - India, a global enterprise software company, which also provides hardware and service to support customers’ businesses. From 1997 to 1998, Mr. Hegde served as a Software Engineer at Verifone - India, a developer and supplier of electronic payment hardware and software for merchant-operated, consumer facing, and self-service payment systems globally. In addition, Mr. Hegde served in Software Engineer roles at Lucent, Tatas and Citicorp between 1995 and 1997. Mr. Hegde currently sits on the board of directors of nearbuy.com, an India-based online marketplace platform. Mr. Hegde received his Bachelor of Science degree in Electrical Engineering from the National Institute of Technology Karnataka in Karnataka, India. Mr. Hegde brings to our board of directors deep experience and strong business and technical skills in the digital/e-commerce space.
MR. DARWIN K. LEWIS. Mr. Lewis has been an independent member of our board of directors since February 2017. In February 2018, Mr. Lewis retired from a career at SC Johnson & Son, Inc., a global consumer packaged goods company that he joined in 1981. During his career there, he held a number of sales, marketing, acquisition and general manager positions both domestically and abroad. From July 2015 until his retirement, Mr. Lewis served as the Senior Vice President-Global Sales and Chief Customer Officer at SC Johnson. Prior to that, Mr. Lewis’ roles at SC Johnson included Senior Vice President of North American Sales and Chief Customer Officer (from November 2008 to June 2015), Vice President, Group General Manager in Greater China (from 2005 to 2008), Vice President of North American Sales (from 2000 to 2004), and President and General Manager over SCJ Canada (From 1997 to 2000). Prior to 1997, Mr. Lewis served in various other roles at SC Johnson including National Director of Special Business, Division Sales Director over the Midwest Division, Marketing Associate, Sales Director, Director of Trade Marketing and Area Manager and Division Sales Director. Mr. Lewis received his Masters of Business Administration from the University of Colorado and his Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Lewis brings to our board of directors extensive experience in managing sales and international operations in a global consumer goods business.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro is currently a practicing attorney in Texas and the District of Columbia. He is also a licensed stockbroker. He has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board For Lease, the Texas Department of Corrections Board For Lease, the Permanent University Fund Board For Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
Required Vote
Under our Certificate of Incorporation and our Amended and Restated Bylaws, in an uncontested election, the directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present.  This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares in street name and you do not instruct the broker, bank, trustee or nominee on how to vote on this proposal, they will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be voted for or against the election of any director nominee, and so will not have any effect on the outcome of this proposal.
We have also implemented a majority voting policy for director resignations, which is applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. We expect each director nominated for reelection to tender his or her written irrevocable, conditional resignation to our Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our nominating and corporate governance committee (other than such director) will act on an expedited basis to determine whether to accept the director’s irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The nominating and corporate governance committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director’s resignation. This policy does not apply in circumstances involving contested director elections.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADVISORY VOTE AS TO OUR EXECUTIVE COMPENSATION
In accordance with SEC rules, we are requesting stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-On-Pay” proposal.
The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders may express their views on the design and effectiveness of our executive compensation programs by voting on this proposal. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value and to ensure that total compensation is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis,” the accompanying compensation tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2019 compensation of our named executive officers.
Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”
This Say-On-Pay vote is advisory, and therefore not binding on our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the voting results for this proposal in making future compensation decisions.
Required Vote
The non-binding advisory resolution will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2020, and has further directed that the selection of such firm be submitted to our stockholders for ratification.
Stockholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our stockholders as a matter of good corporate governance. If our stockholders do not vote on an advisory basis in favor of the ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2020, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for stockholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
We expect representatives of WSRP, LLC to be present at the Annual Meeting and they will have the opportunity to make a statement at the Annual Meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by WSRP, LLC are described in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2020 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF WSRP, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
The Nasdaq Stock Market Rules, or Nasdaq Rules, require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that Ms. Brockovich and each of Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under Nasdaq Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2020. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer primarily responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held seven meetings. Our board of directors also acts by unanimous written consent from time to time. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of our board of directors on which such director served (held during the periods that he or she served).
Committees of Our Board of Directors
Our board of directors has an audit committee, a nominating and corporate governance committee, a compensation committee, and a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. At the end of the last fiscal year and as of the date hereof, the members of our audit committee consisted of Messrs. Lewis, Beindorff and Mauro, with Mr. Lewis serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under Nasdaq Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the Nasdaq Rules and that Mr. Lewis qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Lewis’s level of knowledge and experience based on a number of factors, including his formal education and his other prior professional experience. The audit committee met four times during our last fiscal year. Our audit committee also acts by unanimous written consent from time to time.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.monitor the integrity of the Company’s financial statements;
b.review and monitor compliance with legal and regulatory requirements;
c.evaluate the independent auditor’s qualifications and independence;

d.review and monitor the performance of the Company's internal audit function and independent auditors;
e.oversee the Company’s risk assessment and risk management programs for identified financial and operational risk exposures and risks related to the Company’s information systems;
f.oversee the Company’s financial processes, controls and reporting;
g.prepare an audit committee report as required by the SEC to be included in the Company's public filings;
h.review and monitor actual and potential conflicts of interest of members of our Board of Directors and officers;
i.review and evaluate, at least annually, its own performance and that of its members, including compliance with the committee charter; and
j.perform certain other duties enumerated in the written charter.
Nominating and Corporate Governance Committee
At the end of the last fiscal year and as of the date hereof the nominating and corporate governance committee consisted of Messrs. Greer, Hegde and Mauro, with Mr. Greer serving as chair. Our board of directors has determined that all three members of the nominating and governance committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met three times during our last fiscal year. Our nominating and corporate governance committee also acts by unanimous written consent from time to time.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by stockholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors’ selection nominees for election as directors at the meeting of stockholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;
e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and
h.make recommendations to our board of directors regarding issues of management succession.

Compensation Committee
At the end of the last fiscal year and as of the date hereof, the members of the compensation committee consisted of Messrs. Beindorff, Greer and Hegde, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules or the listing standards of such other national securities exchange or inter-dealer quotation system on which our common stock is then-listed (the “Applicable Listing Standards”) and applicable rules and regulations of the Securities and Exchange Commission, (2) satisfy any additional more stringent requirements applicable to members of the compensation committee under the Applicable Listing Standards, (3) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and (4) qualify as an “outside director” under Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code. During our last fiscal year, the compensation committee met five times. Our compensation committee also acts by unanimous written consent from time to time.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and non-employee directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and oversee the development of executive succession plans;
b.review periodically our compensation philosophy and strategy;
c.determine, or review and recommend to our board of directors for its determination, on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer’s performance in light of these established goals and objectives and, based upon these evaluations, reviews and recommends to the independent members of our board of directors for approval, our Chief Executive Officer’s compensation, including base salary, annual and long term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate upon the compensation of the Chief Executive Officer;
d.determine, or review and recommend to our board of directors for its determination, on an annual basis the evaluation process and compensation structure for our executive officers other than our Chief Executive Officer. The committee annually evaluates the performance of these executive officers and determines, or reviews and recommends to our board of directors for approval, the compensation, including salary, bonus, incentive and equity compensation, for such executive officers. The committee considers the proposals for the compensation of such executive officers submitted to the committee by our Chief Executive Officer;
e.review and approve the initial compensation, including salary, bonus, incentive and equity compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee considers the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer;
f.provide general oversight of management’s decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
g.if and to the extent we are required to include a Compensation Discussion and Analysis (“CD&A”) section in our annual proxy statement, (i) review and discuss with management the CD&A and other required compensation disclosures, (ii) based on that review and discussion, recommend to our board of directors whether such CD&A be included in that proxy statement, and (iii) review and approve the disclosure required by SEC rules and regulations;
h.oversee on an annual basis management’s recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
i.review our incentive compensation and stock-based plans and approve, or recommend to our board of directors for its approval, adoption of or changes in such plans, as needed; provided the adoption or amendment of a plan that results in reservation of additional shares of our common stock for issuance thereunder shall be approved by our board of directors. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;

j.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
k.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer and our other executive officers, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
l.review executive officer compensation for compliance with applicable laws, rules and regulations, and oversee our implementation of corporate policies affecting compensation;
m.oversee and, as needed from time to time, review and approve other compensation and benefit plans, including non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
n.review and recommend to our board of directors the compensation of independent non-employee directors, including annual and long term incentive compensation;
o.report regularly to our board of directors with respect to significant actions and determinations made by the committee;
p.annually review and evaluate the committee’s own performance and report on its conclusions in this regard to our board of directors;
q.periodically review, as and when required by applicable laws, rules or regulations, our risk management processes related to our compensation programs including to determine whether any such program encourages undue or inappropriate risk-taking our personnel that is reasonable likely to have a material adverse effect on us;
r.oversee, as and when required by applicable laws, rules and regulations, our submission to, and consider the results of, stockholder votes on matters relating to compensation, including advisory votes and votes seeking approval of our compensation plans or arrangements; and
s.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, Applicable Listing Standards and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee. At the end of the last fiscal year and as of the date hereof, the members of the strategic planning committee consisted of Ms. Brockovich and Messrs. Jensen, Hegde and Lewis, with Mr. Jensen serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that a majority of the directors are independent under Nasdaq Rules, that members of the audit committee meet the financial literacy and sophistication requirements under Nasdaq Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee’s experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Stockholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by stockholders by applying the criteria for board membership described above. If a stockholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person’s nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such stockholder and such beneficial owner. To be timely, the notice given by a stockholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director’s performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual stockholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee’s qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the stockholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual stockholder meetings the individuals recommended by the nominating and corporate governance committee.
Stockholder Communications with the Board of Directors
Stockholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.
No Family Relationships
There are no family relationships between any of our officers and directors.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of October 10, 2019, the record date for our fiscal year 2020 Annual Meeting of Stockholders.

	Age	Position with Company
Mr. Darren Jensen	50	President and Chief Executive Officer
Mr. Steven R. Fife	60	Chief Financial Officer
Mr. Ryan Goodwin	43	Chief Marketing Officer
Mr. Kevin McMurray	57	General Counsel
Mr. Justin Rose	51	Chief Sales Officer
Mr. Charles Wach	57	Chief Operating Officer
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our executive officers and directors.
MR. DARREN JENSEN. See biographical information set forth above under “Proposal 1—Election of Directors.”
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies, JDS Uniphase and Deloitte & Touche. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MR. RYAN GOODWIN. Mr. Goodwin was appointed as our Chief Marketing Officer in October 2015. Mr. Goodwin brings more than a decade of experience building brands and marketing strategies for both direct sales companies and traditional consumer brands. In July 2013, Mr. Goodwin founded Dinng, a brand and digital brand studio, where he served as President and Creative Director. Prior to founding Dinng, in January 2003, Mr. Goodwin co-founded Struck, a full service creative agency, where he oversaw the entire creative product as the Executive Creative Director until February 2009 after which he served as Chairman of the Board until September 2014. Mr. Goodwin earned his Bachelor of Fine Arts degree from Brigham Young University.
MR. KEVIN McMURRAY. Mr. McMurray was appointed as our General Counsel in September 2017. Prior to joining LifeVantage, Mr. McMurray served as Assistant General Counsel at USANA Health Sciences since July 2004. Mr. McMurray brings more than 30 years of legal expertise to the company, including 22 years of experience in the direct selling industry. He also served as Associate General Counsel for Unicity International from September 2003 to July 2004, Assistant General Counsel for Shaklee Corporation from 2001 to 2003, Assistant General Counsel for Metabolife International from 1999 to 2001 and Compliance Officer and International Business Development Manager at USANA Health Sciences from 1996 to 1999. He also served as an active duty Air Force JAG from 1991 to 1994. Mr. McMurray received his Juris Doctor degree from Creighton University and a Master of Laws Degree from the University of the Pacific.
MR. JUSTIN ROSE. Mr. Rose was appointed as our Chief Sales Officer in July 2015. From December 2010 through January 2014, Mr. Rose served as the Regional Vice President Sales and from January 2014 through June 2015 as the Senior Vice President of Sales and Field Development at Shaklee Corporation, a manufacturer and distributor of natural nutritional supplements and beauty and household products. Prior to joining Shaklee Corporation, from April 2003 through December 2010, Mr. Rose was President of North America and South Pacific at Nu Skin Enterprises and prior to that he was the General Manager - North America from 2000 to 2003. Mr. Rose was Director of Business Marketing and Director of Sales at USANA Inc. from 1999 to 2000. From 1994 to 1996, Mr. Rose was Director of Marketing and Sales at Aveda. Mr. Rose began his career as Marketing Services Manager at Nu Skin Enterprises 1989 to 1994. Mr. Rose earned a Bachelor’s degree in International Relations, Business Management from Brigham Young University.
MR. CHARLES WACH. Mr. Wach was appointed as our Chief Operating Officer in March 2017. Prior to joining our company, Mr. Wach served as Vice President of Operations and Supply Chain Executive for Bodybuilding.com, Inc., a global internet specialty retailer, from June 2013 to March 2017. Prior to joining Bodybuilding.com, Inc., Mr. Wach served as Director of Global Supply Chain, Materials Management for Nature’s Sunshine Products, Inc. from 2000 to 2012. Mr. Wach also served in a variety of operational roles for Nestle - Perrier Group of America Inc., H.J. Heinz Co. and Frito Lay Inc. Mr. Wach received his Master of Business Administration degree from Utah State University and his Bachelor of Science degree in Finance from Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers” (our “NEOs”) in fiscal 2019, provide an overview of the information set forth below in the Summary Compensation Table and other compensation tables, and address actions taken regarding executive compensation after the end of fiscal 2019 that could affect a fair understanding of a NEO’s compensation during fiscal 2019.
Our named executive officers for fiscal 2019 and their principal positions are:

NEO	Position
Darren Jensen	President and Chief Executive Officer
Steven R. Fife	Chief Financial Officer
Ryan Goodwin	Chief Marketing Officer
Kevin McMurray	General Counsel
Justin Rose	Chief Sales Officer
Executive Summary
Overall, we are focused on long-term growth strategies for our business, including through the implementation of technology-enabled resources and training for our distributors that are designed to increase their productivity and potential for success and the refinement of improved operational controls designed to ensure the long-term success of our domestic and international businesses. During fiscal 2019, our compensation committee has continued to review and adjust our compensation programs in an effort to sharpen our focus on long-term strategic goals and more closely align the interests of our NEOs with the interests of our stockholders. During fiscal 2019, our compensation committee moved towards performance-based and time-based restricted stock units as the primary equity vehicle for our NEOs to focus on rewarding performance and simplify the equity awards being utilized in our compensation program. We believe utilizing performance-based and time-based equity awards in fiscal 2019 more closely aligned our compensation program with achievement of our strategic goals, while balancing the need to maintain a market competitive compensation program to continue to attract and retain our management team.
This Compensation Discussion and Analysis is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation - base salary, annual incentive compensation and long-term incentive compensation - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2019.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs, including employment agreements and certain corporate policies.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term stockholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance stockholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:

•	manage the distribution of gains between our NEOs and our stockholders;

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable; and

•	give us the flexibility to attract, retain and motivate talented executives.

Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to the board of directors on an annual basis the corporate goals and objectives with respect to compensation for Mr. Jensen, our President and Chief Executive Officer (whom we refer to as our “CEO”). The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it deliberates upon or approves determinations of or recommendations regarding the determination of the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and approves or recommends to our board of directors for approval the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Each member of our compensation committee is an “independent outside director,” as defined under Section 162(m) of the Internal Revenue Code and is independent under NASDAQ Rules. Prior to the Tax Cuts and Jobs Act of 2017, our compensation committee approved components of our executive compensation where appropriate to facilitate our ability to deduct amounts under the corporate tax deduction limitations imposed by Section 162(m); however, it was within the committee’s authority to award or grant to compensation that may not be fully deductible by us under Section 162(m). As the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at https://lifevantage.gcs-web.com/corporate-governance and in print upon request. Our website does not constitute part of this annual report.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal 2019, the compensation committee engaged Meridian Compensation Partners ("Meridian") as its independent compensation consultant. Specifically, Meridian was engaged to review and recommend refinements of our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees.
The compensation committee has the exclusive right to select, retain and terminate its independent compensation consultant as well as to approve any fees, terms or other conditions of its compensation advisory services.
During fiscal 2019, Meridian reported directly to the compensation committee, but when directed to do so by the compensation committee, worked cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee.
The compensation committee concluded for fiscal 2019 that Meridian was independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Meridian; (ii) the amount of fees received by Meridian from us, as a percentage of Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian with members of the compensation committee; (v) any of our stock owned by Meridian; and (vi) any business or personal relationship of Meridian with our executive officers

CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
Fiscal 2019 Peer Group
In June 2018, Meridian reviewed and made recommendations to the compensation committee regarding refinements to our peer group for market assessments for fiscal 2019 (our “FY2019 Peer Group”) that adjusted the peer group (our “FY2018 Peer Group”) the compensation committee had used for our fiscal 2018 compensation decisions. Meridian considered industry, company size and location as selection criteria in identifying appropriate peer companies for fiscal 2019. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Our FY2019 Peer Group consisted of the following companies:

Aceto Corporation	Nature’s Sunshine Products
e.l.f. Beauty, Inc.	Nautilus, Inc.
Lifeway Foods, Inc.	Neogen Corporation
Mannatech	Nutrisystem, Inc.
Medifast	PetMed Express
MusclePharm	U.S. Auto Parts Network, Inc.
Natural Alternatives International, Inc.	USANA Health Sciences, Inc.
Natural Health Trends Corp.	Youngevity International, Inc.
Because of the limited number of public companies in our industry that meet the recommended criteria for selecting our compensation peer group, the compensation committee includes selected companies in industries similar to our industry, including publicly traded personal products companies, multi-level marketing companies, and pharmaceutical preparation companies. In determining our FY2019 Peer Group, our compensation committee used the following factors: comparable revenue (one-third to three times our revenue), market capitalization and public companies within select industry segments headquartered in North America.
As a result of these changes and based upon the recommendation of Meridian, nine companies were added to the FY2018 Peer Group to create the FY2019 Peer Group: Aceto Corporation, e.l.f. Beauty, Inc., Lifeway Foods, Inc., Nautilus, Inc., Neogen Corporation, Nutrisystem, Inc., U.S. Auto Parts Network, Inc., USANA Health Sciences, Inc., and Youngevity International, Inc. Additionally, CVR Partners, Gaiam, Inventure Foods, Meridian Bioscience, MGP Ingredients, Nutraceutical International, Omega Protein, QuinStreet, SciClone Pharmaceuticals, Spectrum Pharmaceuticals, Sucampo Pharmaceuticals, and Synutra International were removed.
The compensation committee used data from our FY2019 Peer Group companies, and the Radford Compensation Survey if the information from the FY2019 Peer Group was not available, to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the base salary and total direct compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of each of the base salary and the total direct compensation of persons in reasonably similar positions at companies in our FY2019 Peer Group.
Fiscal 2019 Votes on Executive Compensation
At our fiscal 2019 Annual Meeting of Stockholders held in November 2018, our stockholders were provided an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in the proxy statement for the fiscal 2019 Annual Meeting of Stockholders. Greater than 97% of stockholders’ votes were cast in favor of the compensation of our NEOs, which the compensation committee believes affirms support for our executive compensation program by our stockholders.
We also conducted an advisory vote of our stockholders at our fiscal 2019 Annual Meeting of Stockholders to determine the frequency at which we conduct the advisory vote on the compensation of our executive officers, with over 58% of our stockholders voting in favor of conducting such vote every year. Accordingly, we now intend to conduct an advisory vote on the compensation of our named executive officers every year and such vote is included with these proxy materials as Proposal 2.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with revenue growth. As a result, the compensation committee believes our executive compensation program strikes a balance between providing fixed compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary, annual or short-term incentives and long-term incentives in the form of equity-based awards. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. An underlying principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our company, internal pay equity, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our CEO, Mr. Jensen, joined the Company in May 2015 at which time his salary was set at $550,000 and which fell within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our fiscal 2015 peer group. Mr. Jensen’s base salary has continued to fall within a range of plus or minus 20% of the 50th percentile of our peer group since then, and the compensation committee has not recommended an increase to Mr. Jensen’s base salary since it was initially set at the time of his hiring.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers in our FY2019 Peer Group companies, and the Radford Compensation Survey if the information from the FY2019 Peer Group was not available, and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons. The base salaries of each of our other NEOs were determined in prior fiscal years when they were hired.
In November 2018, the compensation committee reviewed the annual base salaries of our NEOs compared to the FY2019 Peer Group and determined that only Mr. Goodwin’s base salary fell outside of the targeted range (at greater than 20% of the 50th percentile). Nonetheless, upon the recommendation of our CEO, review of the FY2019 Peer Group and review of the competitive market environment, the compensation committee approved base salary increases for Messrs. Fife, Goodwin and Rose. Following such increases, their base salaries were set as follows: Mr. Fife: $357,000; Mr. Goodwin: $355,000; and Mr. Rose: $355,000. Salaries for Mr. Fife and Mr. Rose remained within the targeted range following such salary increase, while Mr. Goodwin’s salary following such increase was above the targeted range.
Short-Term Incentive Plans
The second material component of our NEOs' compensation is the opportunity to earn incentives under one of our annual incentive plans. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
In July 2018, our compensation committee adopted our fiscal 2019 annual incentive plan (the “FY2019 Annual Incentive Plan”). The FY2019 Annual Incentive Plan is intended to reward certain full-time employees who were selected by the compensation committee for participation in the plan for their performance in meeting corporate goals. All of our NEOs were eligible to participate in the FY2019 Annual Incentive Plan based on achievement of specified performance goals, both corporate and individual.
Our CEO was also eligible during fiscal 2019 to earn incentive awards related to our revenue, as described in further detail below under “CEO Incentive Awards.”
FY2019 Annual Incentive Plan
Under the terms of the FY2019 Annual Incentive Plan, our CEO and our other NEOs were eligible to receive a cash bonus if we met certain corporate and individual goals.  Target bonus amounts for our NEOs are established as a percentage of their annual base salary.  For all NEOs other than Mr. Jensen, the target bonus is 50% of the NEO’s annual base salary. Mr. Jensen’s target bonus amount is 82% of his annual base salary. The maximum bonus amount that all of our NEOs are eligible to receive is 180% of their target bonus amount.
For fiscal 2019, two corporate goals comprised 80% of the target bonus amount for our NEOs, with an adjusted EBITDA target comprising 30% of target, and a revenue target comprising the other 50% of target. The revenue target is divided with 20% measured and paid quarterly (5% each quarter and capped at 100%) while the remaining 30% is measured annually with total revenue reconciled at year end. Performance bonus payouts scale between the levels indicated in the tables below. The applicable revenue and adjusted EBITDA targets, along with threshold and maximum amounts payable for such goals, were as follows:

Quarterly Top Line Revenue
	Fiscal Year 2019 - Q1	Bonus Percentage Payout
Threshold	$53,000,000	80%
Target	$54,241,873	100%
	Fiscal Year 2019 - Q2
Threshold	$53,500,000	80%
Target	$55,200,191	100%
	Fiscal Year 2019 - Q3
Threshold	$54,000,000	80%
Target	$56,429,320	100%
	Fiscal Year 2019 - Q4
Threshold	$54,500,000	80%
Target	$57,300,637	100%

Annual Top Line Revenue
	Fiscal Year 2019	Bonus Percentage Payout
Threshold	$203,340,000	1%
Target	$215,000,000	100%
	$223,172,021	150%
Maximum	$235,000,000	200%

Adjusted EBITDA
	Fiscal Year 2019	Bonus Percentage Payout
Threshold	$14,916,000	1%
Target	$16,632,000	100%
	$17,350,000	150%
Maximum	$18,788,000	200%
The remaining 20% of the target bonus amount was comprised of accomplishment of individual goals measured at the end of fiscal 2019.
Following the end of each fiscal 2019 quarter, our compensation committee determined the achievement of the quarterly revenue target and the applicable payout to each of our NEOs, as follows:

Applicable Quarter	Target	Actual Achievement	Bonus Payout Level
Q1	$54,241,873	$55,608,507	100%
Q2	$55,200,191	$58,167,379	100%
Q3	$56,429,320	$56,012,486	96.6%
Q4	$57,300,637	$56,170,030	91.9%
Following the end of fiscal 2019, it was determined that our fiscal 2019 revenue was $225,958,402, resulting in achievement of the revenue target at 162%.
Further, it was determined that our fiscal 2019 adjusted EBITDA was $18,271,338, resulting in achievement of the adjusted EBITDA target at 182%.
Individual goal achievement was as follows for our NEOs: Mr. Jensen, 100%; Mr. Fife, 100%; Mr. Goodwin, 97.5%, Mr. McMurray, 100%; and Mr. Rose, 97.5%. Based on the achievement of the adjusted EBITDA target at 182%, revenue target at 162% and individual goal achievement, annual bonuses under the FY2019 Annual Incentive Plan were paid to each of our NEOs in the following amounts: Mr. Jensen, $701,315; Mr. Fife, $277,568; Mr. Goodwin, $275,125; Mr. McMurray, $260,463; and Mr. Rose, $275,125.
CEO Incentive Awards
Prior to fiscal 2019, our CEO was eligible to earn additional cash incentive awards related to (i) revenue generated from three of our product lines (the “Product Line Awards”) and (ii) our annual net revenue. Pursuant to an amended and restated employment agreement entered into with our CEO in January 2019, and as described in further detail below in “Part III - Other Matters - Employment Agreements,” our CEO is no longer eligible to receive the Product Line Awards and is instead eligible to receive a single net revenue-based annual award in an amount equal to 2% of the increase in net revenue achieved for the applicable fiscal year relative to that prior fiscal year in which our net revenue achievement was the greatest (the “Net Revenue Increase Award”). The Net Revenue Increase Award is subject to a reduction feature if our overall gross profit margin for a fiscal year falls below the overall gross profit margin for the prior fiscal year, which is a 25% reduction in the Net Revenue Increase Award for each 10% reduction in overall gross profit margin, with straight line interpolation applied to any decline in overall gross margin of other than 10%.
Pursuant to his amended and restated employment agreement, our CEO also remained eligible in fiscal 2019 to receive an annual net revenue incentive award (a “Revenue Milestone Award”) for revenue achievement in accordance with the following targets:

•	a one-time award of $300,000 when our annual net revenue exceeds $300 million;

•	a one-time award of $400,000 when our annual net revenue exceeds $400 million; and

•	a one-time award of $500,000 when our annual net revenue exceeds $500 million (each of $300 million, $400 million and $500 million, a “Revenue Milestone”).
If two (or more) annual Revenue Milestones are first achieved during a single fiscal year, our CEO will be paid the sum of the bonus amounts that relate to each Revenue Milestone achieved during such year. If, following achievement of a Revenue Milestone, our annual revenue for a subsequent fiscal year is less than the previously achieved Revenue Milestone, the next Revenue Milestone is voided, and no bonus will be paid for achievement of such next Revenue Milestone.
Our CEO’s amended and restated employment agreement permits us to satisfy our obligations to our CEO for the Net Revenue Increase Award and Revenue Milestone Awards by granting him restricted stock units (“RSUs”) having a grant date value equal to 105% of the earned value of the incentive award in lieu of a cash payment for the earned award. If we satisfy our obligations to our CEO for an earned award by granting him RSUs, they will be subject to vesting based on continued service for 12 months following the grant date.
In the first quarter of fiscal 2020, our compensation committee determined that our CEO was eligible to receive a Net Revenue Increase Award of $455,096 for fiscal 2019 as the net revenues for fiscal 2019 were greater than fiscal 2018. Mr. Jensen’s earned Net Revenue Increase Award was settled by the grant of 38,756 RSUs to him. No payment was made to our CEO for the Revenue Milestone Awards in fiscal 2019, as the targets described above were not achieved.
One-Time Cash Bonus Payments
Upon the recommendation of the CEO after reviewing prior year performance and competitive market data, in November 2018, we paid each of Messrs. Fife ($30,000), Goodwin ($10,000) and Rose ($10,000) one-time cash bonus payments.
Long-Term Incentive Plan
The third material component of our NEOs’ compensation includes awards granted under our equity incentive plan. Equity awards are granted pursuant to the 2017 Long-Term Incentive Plan, or 2017 LTIP. Historically, we have not granted long-term incentive awards as compensation for past performance, and instead believe that long-term incentive awards should:

•	align NEOs’ incentives directly with stockholder value;

•	encourage performance that increases long-term stockholder return;

•	serve as a retention tool; and

•	give NEOs a meaningful equity stake in our business.
The awards granted to our NEOs historically have consisted of stock options or RSUs, in each case subject to time-based vesting. New hire awards are usually granted to executive officers at the time employment commences, and such awards typically vest over a three-year period following the commencement of employment. The compensation committee approves all equity awards to our employees, including awards to our executive officers.
Fiscal 2016 PRSUs
During fiscal years 2015 to 2017, we granted performance based RSUs (“PRSUs”) to our then-current NEOs under the 2010 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan, which utilized the Company’s total stockholder return (“TSR”) as a performance metric. The fiscal 2016 and 2017 PRSUs which were granted to our then-current NEOs, of which only Messrs. Jensen, Goodwin and Rose remain current NEOs, are subject to continued service and the Company’s TSR during a three-year performance period that commenced on January 1, 2016 and January 1, 2017 and ending on December 31, 2018 and December 31, 2019, respectively. The performance period applicable to the fiscal 2016 PRSUs ended on December 31, 2018 and based on the Company’s performance over the performance period, the fiscal 2016 PRSUs vested at the maximum of 200% on December 31, 2018.
Fiscal 2018 Phantom Units
In February 2018, the compensation committee granted phantom units to our NEOs. The phantom units vested on December 31, 2018, subject to the NEO’s continued service through such date, with the award value in an amount equal to (i) the number of phantom units multiplied by (ii) the positive difference between the value of our common stock at December 31, 2018 (determined based on the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 20 trading days ending on the day immediately preceding December 31, 2018), which was $13.75, and $4.76, the closing price of our common stock on the start date (December 29, 2017, the last business day of calendar year 2017). Rather than accept the award value for the phantom units in cash during fiscal 2019, our NEOs opted to take RSU grants with a value equal to 120% of the phantom unit award value, subject to a one-year continued service requirement prior to vesting. The actual amounts awarded to our NEOs pursuant to their fiscal 2018 phantom unit grants and the RSUs granted to each NEO in lieu thereof are set forth in the following table:

NEO	Number of Phantom Units	Value Achieved	RSU Grant
Darren Jensen	18,000	$161,820	14,126
Steven Fife	19,750	$177,553	15,500
Ryan Goodwin	19,750	$177,553	15,500
Kevin McMurray	19,750	$177,553	15,500
Justin Rose	19,750	$177,553	15,500
Fiscal 2019 Equity Awards
In November 2018, all of our NEOs other than our CEO were granted RSUs, with 50% of the award in the form of time-based RSUs vesting in installments over three years of service with the Company, and 50% of the award (at-target) in the form of PRSUs tied to the Company’s fiscal 2019 revenue (such time-based RSUs and the PRSUs, the “Fiscal 2019 Equity Awards”). The time-based RSUs are eligible to vest as to 5/12th of the total RSUs on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to continued service with the Company. The PRSUs that become eligible to vest based on achievement of the revenue target are also subject to a service-based requirement over the same three-year period as the time-based RSUs. The revenue targets and performance levels for the PRSUs were set as follows:

FY 2019 Revenue	% of Target Number of PRSUs Eligible to Vest
Less than $203,240,000	0%
$203,240,000	1%
$215,000,000	100%
$223,172,021	150%
$235,000,000 or above	200%
In January 2019, in connection with the amendment and restatement of our CEO’s employment agreement, Mr. Jensen was granted time-based RSUs and PRSUs with the same vesting and performance targets as the Fiscal 2019 Equity Awards granted earlier in the year to the other NEOs. Additionally, in February 2019, Mr. Fife was granted additional time-based RSUs and PRSUs with similar time-based vesting and performance targets as the Fiscal 2019 Equity Awards he was granted earlier in the fiscal year, in order to more closely align Mr. Fife with our peer group. Mr. Fife’s February 2019 RSUs and PRSUs, while subject to the same performance metrics as the Fiscal 2019 Equity Awards, are subject to service-based vesting such that the RSUs and PRSUs that become eligible to vest will vest as to 50% on the one year anniversary of the date of grant with quarterly vesting thereafter.
In August 2019, our compensation committee determined that achievement of the PRSUs was at 162% of target based on the Company’s fiscal 2019 revenue. The following table reflects the time-based RSUs and PRSUs (at-target) granted to our NEOs in fiscal 2019, as well as the number of PRSUs that became eligible to vest based on the Company’s actual revenue achievement in fiscal 2019:

NEO	Number of Time-Based RSUs	PRSUs (at Target)	Actual PRSUs Earned
Darren Jensen	35,053	35,053	56,712
Steven Fife	20,551	20,551	33,252
Ryan Goodwin	7,760	7,760	12,558
Kevin McMurray	7,275	7,275	11,775
Justin Rose	8,730	8,730	14,128
Additionally, in connection with the amendment and restatement of his employment agreement in January 2019, Mr. Jensen was granted 128,000 time-based RSUs that are eligible to vest over a period of three years of continued service following the grant date, with one-third of the total RSUs scheduled to vest on the one year anniversary of the grant date and the remaining RSUs in equal quarterly installments thereafter.

Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short-term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs; provided, however, that for our NEOs we pay for a higher level of health coverage, while our other eligible employees are provided only basic company-paid coverage under our health plan. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.
PART III. OTHER MATTERS
Employment Agreements
We currently have an employment agreement with our CEO, which was amended and restated in January 2019 to restructure his compensation arrangements in a manner that was intended to strategically align his continued commitment to us, support his professional development, recognize and reward our recent achievements, including our stock price growth and assure a smooth and effective future management succession process. The amendment and restatement to our employment agreement with our CEO amended the revenue-based incentive awards that Mr. Jensen was eligible to receive under his prior employment agreement, by replacing the product line awards with a single net revenue-based annual award, and permitting us to satisfy our obligations to Mr. Jensen under his revenue-based incentive awards by granting him RSUs with a grant date value equal to 105% of the earned value of the incentive awards, as further described above in “CEO Incentive Awards.” In connection with the amendment and restatement of his employment agreement, Mr. Jensen was also granted RSUs, as described in further detail above in “Fiscal 2019 Equity Awards.” Our employment agreement with Mr. Jensen will expire on the 90th day following the close of the first fiscal year in which our net revenue exceeds $500 million, unless earlier terminated in accordance with the terms of the employment agreement or extended by mutual agreement of the parties. Pursuant to the amendment and restatement of his employment agreement, Mr. Jensen has agreed to provide up to 12 months of continued consulting services to us following such time as he ceases to be our President and Chief Executive Officer. Mr. Jensen is also eligible for severance benefits pursuant to his employment agreement as set forth below in “Employment and Severance Agreements.”
Severance Agreements
Messrs. Fife, Goodwin, McMurray and Rose are entitled to certain severance benefits under key executive benefits package contracts which are described below in “Employment and Severance Agreements.” No changes were made to such contracts with Messrs. Fife, Goodwin, McMurray or Rose during fiscal 2019.
Change in Control Policy
In February 2019, our board of directors approved a policy that provides, with respect to all outstanding unvested stock awards and, until changed by our board or our compensation committee, future-granted stock awards, for vesting acceleration such that, upon a change in control of the Company and a subsequent termination of the award holder’s employment within 12 months thereafter either by the Company or its successor without cause or upon the award holder’s resignation for good reason, vesting credit will be deemed achieved as follows: (1) with respect to awards with service-based vesting, as to 100% of the then-unvested awards effective upon the employment termination date, and (2) with respect to awards with performance-based vesting conditions, the attainment of all performance conditions shall be deemed to be at the greater of the target level of achievement or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
Equity Ownership Policy
Our equity ownership policy, which was amended and restated by our board of directors in August 2019, requires certain of our executive officers to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our CEO to hold a number of shares of our common stock having a value equal to or greater than five times (5x) his annual base salary, (ii) each of our officers above the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than two times (2x) his or her annual base salary, and (iii) each of our officers at the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than one times (1x) his or her annual base salary. Such ownership targets will be measured on a quarterly basis as of the last date of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31 of each year). Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Each of our NEOs is subject to the equity ownership policy.
Until such time as each employee subject to our equity ownership policy obtains and thereafter continues to meet the ownership targets, such employee is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. The audit committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
Tax and Accounting Considerations
In fiscal 2019, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the compensation committee are Messrs. Beindorff, Hegde and Greer, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.
Compensation Committee Report
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2020 Annual Meeting of Stockholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, each as filed with the Securities and Exchange Commission.

The Compensation Committee

Michael Beindorff, Chair
Raymond B. Greer
Vinayak R. Hegde
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2019, 2018 and 2017. However, information for fiscal 2018 and fiscal 2017 is not provided if a NEO first became a NEO for fiscal 2019 and information for fiscal 2017 is not provided if a NEO first became a NEO for fiscal 2018. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Plan Compensation(2)	All Other Compensation ($)		Total ($)
Darren J. Jensen, President	2019	550,000	455,096	(3)	3,282,202	(4)	—	701,315	36,884	(5)	5,025,497
and Chief Executive Officer	2018	550,000	—		—		313,564	380,266	15,010		1,258,840
	2017	550,000	—		437,577		—	199,081	21,102		1,207,760
Steven R. Fife, Chief	2019	346,875	30,000	(6)	863,516	(4)	—	277,568	30,208	(7)	1,548,167
Financial Officer	2018	330,000	—		—		107,009	74,382	6,799		518,190
	2017	86,308	25,000		442,800		—	12,375	241,257		807,740
Ryan Goodwin, Chief	2019	353,125	10,000	(6)	440,266	(4)	—	275,125	29,794	(8)	1,108,310
Marketing Officer	2018	350,000	—		—		102,504	77,140	12,169		541,813
	2017	350,000	—		219,023		—	66,375	8,358		643,756
Kevin McMurray,	2019	335,000	—		426,226	(4)	—	260,463	21,976	(9)	1,043,665
General Counsel	2018	256,404	75,000		158,700		96,872	58,876	—		645,852
Justin Rose,	2019	349,375	10,000	(6)	468,348	(4)	—	275,125	29,231	(10)	1,132,079
Chief Sales Officer	2018	340,000	—		—		96,872	74,936	8,232		520,040
	2017	340,000	—		219,023		—	38,250	17,224		614,497

(1)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the NEO in the applicable fiscal year under our 2010 Long-Term Incentive Plan (the “2010 LTIP”) or our 2017 Long-Term Incentive Plan (the “2017 LTIP”) and computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 14, 2019 for a discussion of all assumptions made by the Company in determining the grant date fair values of such awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In fiscal 2019, each NEO was granted both performance‑based RSUs and service‑based RSUs, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above. The grant date fair value of the performance‑based RSUs included in the “stock awards” column above assumes the RSUs will become eligible to vest at 150% of their target level, which the Company determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs granted in fiscal 2019 assuming achievement at the maximum level is as follows: Mr. Jensen - $1,003,217; Mr. Fife - $337,001 (11/15/2018 grant date) and $181,320 (2/1/2019 grant date); Mr. Goodwin - $179,722; Mr. McMurray - $168,489; and Mr. Rose - $202,187.

(2)	The amounts in this column reflect cash bonus awards earned by the NEOs under one of our cash incentive plans.

(3)
Reflects the amount earned by Mr. Jensen for the Company’s net revenue increase in fiscal 2019 pursuant to his amended and restated employment agreement and which was settled by a grant of RSUs in fiscal 2020, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Short-Term Incentive Plans.”

(4)	For the RSUs granted to each NEO in fiscal 2019 in lieu of settlement of the phantom units granted in fiscal 2018, includes only the incremental fair value associated with such awards.

(5)
Reflects $307 for a cash holiday gift, $13,063 in 401(k) matching contributions, $22,419 in health insurance benefits, and tax assistance pursuant to Mr. Jensen’s employment agreement in the amount of $1,095.

(6)	Reflects a one-time cash bonus paid to the NEO, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Short-Term Incentive Plans.”

(7)
Reflects reimbursements Mr. Fife received for travel, including travel by Mr. Fife's spouse in the amount of $866, $307 for a cash holiday gift, $20,637 in health insurance benefits, and $8,398 in 401(k) matching contributions.

(8)
Reflects reimbursements Mr. Goodwin received for travel, including travel by Mr. Goodwin’s spouse in the amount of $4,851, $307 for a cash holiday gift, $16,686 in health insurance benefits, and $7,950 in 401(k) matching contributions.

(9)	Reflects reimbursements Mr. McMurray received for travel, including travel by Mr. McMurray's spouse in the amount of $1,037, $307 for a cash holiday gift, and $20,632 in health insurance benefits.

(10)	Reflects $307 for a cash holiday gift, $20,605 in health insurance benefits, and $8,319 in 401(k) matching contributions.
Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal 2019 in proportion to the total compensation reported for each NEO who remained in service with us through the end of the fiscal year ranged from 34% in the case of Mr. Jensen to 58% in the case of Mr. Goodwin.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal 2019. Non-equity incentive plan awards are provided under our fiscal 2019 Annual Incentive Plan, or AIP, or, in the case of Mr. Jensen during fiscal 2019, pursuant to our 2010 LTIP. Equity incentive awards are provided under our 2017 LTIP. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.”

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Darren Jensen	RSU	1/8/2019	—	—	—		—	—	—	128,000	1,831,680
	RSU	1/8/2019	—	—	—		—	—	—	14,126	196,501	(5)
	RSU	1/8/2019	—	—	—		—	—	—	35,053	501,608
	PRSU	1/8/2019	—	—	—		350	35,053	70,106	—	752,413
	AIP	n/a	4,510	451,000	811,800		—	—	—	—	—
	2010 LTIP	n/a	—	—	1,000,000	(6)	—	—	—	—	—
Steven R. Fife	RSU	11/15/2018	—	—	—		—	—	—	14,551	168,501
	PRSU	11/15/2018	—	—	—		145	14,551	29,102	—	252,751
	RSU	1/8/2019	—	—	—		—	—	—	15,500	215,614	(5)
	RSU	2/1/2019	—	—	—		—	—	—	6,000	90,660
	PRSU	2/1/2019	—	—	—		60	6,000	12,000	—	135,990
	AIP	n/a	1,785	178,500	321,300		—	—	—	—	—
Ryan Goodwin	RSU	11/15/2018	—	—	—		—	—	—	7,760	89,861
	PRSU	11/15/2018	—	—	—		77	7,760	15,520	—	134,791
	RSU	1/8/2019	—	—	—		—	—	—	15,500	215,614	(5)
	AIP	n/a	1,775	177,500	319,500		—	—	—	—	—
Kevin McMurray	RSU	11/15/2018	—	—	—		—	—	—	7,275	84,245
	PRSU	11/15/2018	—	—	—		72	7,275	14,550	—	126,367
	RSU	1/8/2019	—	—	—		—	—	—	15,500	215,614	(5)
	AIP	n/a	1,675	167,500	301,500		—	—	—	—	—
Justin Rose	RSU	11/15/2018	—	—	—		—	—	—	8,730	101,039
	PRSU	11/15/2018	—	—	—		87	8,730	17,460	—	151,640
	RSU	1/8/2019	—	—	—		—	—	—	15,500	215,614	(5)
	AIP	n/a	1,775	177,500	319,500		—	—	—	—	—

(1)
“AIP” denotes that the award was made pursuant to our fiscal 2019 annual incentive plan. “2010 LTIP” denotes a cash award made pursuant to our 2010 LTIP. “RSU” denotes an award of restricted stock units that was made pursuant to our 2017 LTIP. “PRSU” denotes an award of performance restricted stock units that was made pursuant to our 2017 LTIP.

(2)
The annual incentive plan (AIP) is a cash incentive plan that pays awards for performance, with awards for corporate performance metrics paid on an annual basis after the end of the applicable year and awards for individual performance metrics paid on a quarterly basis after the end of each applicable quarter. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plans” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the lowest payout possible under the AIP, which would have been attributable to achievement at the minimum level of one fiscal quarter of individual performance goals. The amounts reported in the Target column reflect the at-target potential payout if the Company’s revenue and earnings per share for the fiscal year were at target and the NEO achieved all the NEO’s individual performance metrics for the fiscal year. The amounts reported in the Maximum column reflect the maximum payout possible under the plan, which was 180% of the target amount. Amounts for each NEO are based on a percentage of the NEO’s base salary set prior to the beginning of the fiscal year or, in the case of an NEO hired during the fiscal year, set at the time the NEO commenced employment.

(3)
Each of our NEOs was granted PRSUs, the vesting of which is related to the Company’s fiscal 2019 revenue growth, as discussed in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Long-Term

Incentive Plan.” The number of PRSUs reflected in the table above as the “threshold,” “target” and “maximum” amounts represent the number of PRSUs that will be eligible to vest if the service-based component is met with the Company following the performance period.

(4)
The amounts in this column reflect the aggregate grant date fair value of stock awards granted to the NEO computed in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above. For the PRSUs, the grant date fair value assumes such PRSUs will vest at 150%, which the Company determined was the probable outcome for the awards at the time of grant. The grant date fair value of the PRSUs assuming achievement at the maximum level (200%) is set forth in footnote 1 to the Summary Compensation Table.

(5)	Reflects the incremental fair value associated with the RSUs granted to each NEO in lieu of settlement of the phantom units granted in fiscal 2018.

(6)
Prior to the amendment and restatement of Mr. Jensen’s employment agreement in January 2019, he was eligible to receive cash incentive awards for fiscal 2019 related to revenue generated by three of our product lines, as described in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans.” The amount Mr. Jensen was eligible to receive pursuant to such product line awards was a percentage of year over year revenue growth with a maximum of $1,000,000 payable in the aggregate for the three product lines. Following the amendment and restatement of his employment agreement during fiscal 2019, he is no longer eligible to receive such cash incentive awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Stock Options and Stock Awards
The following table sets forth information concerning all stock options, restricted stock awards (“RSAs”), restricted stock units ("RSUs") and performance-based restricted stock units (“PRSUs”) held by our NEOs as of June 30, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Darren Jensen	68,000	68,000	(4)	4.44	2/2/2028	—		—	—		—
	—	—		—	—	—		—	93,300	(5)	1,211,034
	—	—		—	—	128,000	(6)	1,661,440	—		—
	—	—		—	—	14,126	(7)	183,355	—		—
	—	—		—	—	35,053	(8)	454,988	—		—
	—	—		—	—	56,712	(9)	736,122	—		—
Steven R. Fife	22,000	22,000	(4)	4.44	2/2/2028	—		—	—		—
	—	—		—	—	30,000	(10)	389,400	—		—
	—	—		—	—	14,551	(8)	188,872	—		—
	—	—		—	—	23,544	(9)	305,601	—		—
	—	—		—	—	15,500	(7)	201,190	—		—
	—	—		—	—	6,000	(11)	77,880	—		—
	—	—		—	—	9,708	(12)	126,010	—		—
Ryan Goodwin	21,000	21,000	(4)	4.44	2/2/2028	—		—	—		—
	—	—		—	—	—		—	46,700	(5)	606,166
	—	—		—	—	7,760	(8)	100,725	—		—
	—	—		—	—	12,558	(9)	163,003	—		—
	—	—		—	—	15,500	(7)	201,190	—		—
Kevin McMurray	19,750	19,750	(4)	4.44	2/2/2028	—		—	—		—
	—	—		—	—	20,000	(13)	259,600	—		—
	—	—		—	—	7,275	(8)	94,430	—		—
	—	—		—	—	11,775	(9)	152,840	—		—
	—	—		—	—	15,500	(7)	201,190	—		—
Justin Rose	19,750	19,750	(4)	4.44	2/2/2028	—		—	—		—
	—	—		—	—	—		—	46,700	(5)	606,166
	—	—		—	—	8,730	(8)	113,315	—		—
	—	—		—	—	14,128	(9)	183,381	—		—
	—	—		—	—	15,500	(7)	201,190	—		—

(1)
Computed in accordance with SEC rules as the number of unvested RSAs and RSUs multiplied by the closing market price of our common stock at the end of the 2019 fiscal year, which was $12.98 on June 28, 2019 (the last business day of the 2019 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.

(2)
In the event of a change in control prior to the end of the applicable performance period, the performance period will be deemed to end on the effective date of the change in control and performance determined as of such date.

(3)
Computed in accordance with SEC rules as the number of unvested PRSUs multiplied by the closing market price of our common stock at the end of the 2019 fiscal year, which was $12.98 on June 28, 2019 (the last business day of the 2019 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the performance milestones related thereto are achieved, whether the PRSUs vest following achievement of the performance milestones (if applicable), and the future performance of our common stock.

(4)
These options were granted on February 2, 2018. The shares subject to these options will vest over a three year period subject to the NEO’s continued service as follows: (1) one-third of the total number of shares awarded vested on January 1, 2019; (2) one-twelfth of the total number of shares awarded vest on the last day of each fiscal quarter thereafter.

(5)
These PRSUs were granted on March 28, 2017. Vesting of the PRSUs is subject to continued service and the Company’s TSR during a three-year performance period commencing on January 1, 2017 and ending on December 31, 2019. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund TSR for the performance period. The number of PRSUs eligible to vest is 0% to 200% of the target. The number of PRSUs in the table reflects performance at the 100% target level.

(6)
These RSUs were granted on January 8, 2019. One-third of the RSUs vest on the one-year anniversary of the date of grant and the remaining RSUs vest in eight equal quarterly installments thereafter, subject to Mr. Jensen’s continued service through each such date.

(7)
These RSUs were granted on January 8, 2019 in lieu of settlement of the fiscal 2018 phantom units. The RSUs vest in full on January 8, 2020, subject to the NEO’s continued service through such date; provided, however, that the RSUs shall vest on an accelerated basis if the Company terminates the NEO’s employment without cause during such vesting period.

(8)
These RSUs were granted to all of our NEOs other than Mr. Jensen on November 15, 2018, and to Mr. Jensen on January 8, 2019. 5/12th of the RSUs vest on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to the NEO’s continued service through each such date.

(9)
These PRSUs were granted to all of our NEOs other than Mr. Jensen on November 15, 2018, and to Mr. Jensen on January 8, 2019. The number of PRSUs eligible to vest was subject to the Company’s revenue achievement during fiscal 2019, with the number of PRSUs in the table above reflecting actual achievement at 162% of the target level. 5/12th of the PRSUs vest on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to the NEO’s continued service through each such date.

(10)
These shares of restricted stock were granted on March 28, 2017 and vest in three equal annual installments beginning on March 13, 2018 assuming Mr. Fife's continuous employment with the Company through each such date.

(11)
These RSUs were granted to Mr. Fife on February 1, 2019. 6/12th of the RSUs vest on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to Mr. Fife’s continued service through each such date.

(12)
These PRSUs were granted to Mr. Fife on February 1, 2019. The number of PRSUs eligible to vest was subject to the Company’s revenue achievement during fiscal 2019, with the number of PRSUs in the table above reflecting actual achievement at 162% of the target level. 6/12th of the PRSUs vest on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to Mr. Fife’s continued service through each such date.

(13)
These shares of restricted stock were granted on November 16, 2017 and vest in three equal installments beginning on September 26, 2018 assuming Mr. McMurray’s continuous employment with the Company through each such date.

2017 Long Term Incentive Plan
In December 2016, our board of directors adopted our 2017 Long-Term Incentive Plan, or 2017 LTIP. The 2017 LTIP replaced the 2010 Long Term Incentive Plan, or 2010 LTIP, for the grant of equity-based awards to our NEOs and other employees. The 2017 LTIP was approved by our stockholders in February 2017. The 2017 LTIP permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
The 2017 LTIP as initially adopted reserved a maximum of 1,125,000 shares to be issued thereunder. 650,000 shares were immediately available to be issued on February 16, 2017, following the approval of the plan by our stockholders. Up to an additional 475,000 shares may become available for issuance under the 2017 LTIP, which consist of shares available for grant under the 2010 LTIP that were not issued or subject to outstanding awards plus shares subject to awards previously granted under the 2010 LTIP if they expire or lapse unexercised or are subsequently forfeited to or repurchased by the Company. As of June 30, 2019, 475,000 shares (of the 475,000 shares) have become available for grant under the 2017 LTIP.

In February 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 425,000 to 1,550,000. As of June 30, 2019, there were awards outstanding, net of awards expired, for an aggregate of 876,423 shares of our common stock under the 2017 LTIP.
In September 2018, our board of directors approved an amendment to the 2017 LTIP to increase the number of shares of our common stock that are available for issuance under the 2017 LTIP by 715,000 to 2,265,000.
2010 Long Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our stockholders in November 2010. The 2010 LTIP replaced the 2007 Long Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 485,715 to 985,715. Our stockholders approved that amendment in January 2012.
In November 2014, our stockholders approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 514,286 to 1,500,001.
Following the adoption of our 2017 LTIP, no further awards will be granted pursuant to the 2010 LTIP. As of June 30, 2019, there were awards outstanding, net of awards expired, under our 2010 LTIP for an aggregate of 64,761 shares of our common stock.
2007 Long Term Incentive Plan
We previously adopted and our stockholders approved the 2007 Long Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006. A maximum of 1,428,572 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $1.47 and $10.50 per share with respect to options to purchase common stock, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2019, there were awards outstanding, net of awards expired, for the purchase in aggregate of 205,672 shares of our common stock. As of June 30, 2019, there were 34,186 shares unallocated under the 2007 LTIP. This plan expired on November 21, 2016.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon the vesting of restricted stock awards and restricted stock units during the fiscal year ended June 30, 2019. None of our NEOs exercised any stock options during the fiscal year ended June 30, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Darren Jensen	178,571	2,355,351
Steven R. Fife	30,000	425,400
Ryan Goodwin	97,714	1,272,220
Kevin McMurray	10,000	112,300
Justin Rose	97,714	1,268,906

(1)	Value realized upon vesting of stock awards was determined by multiplying the number of shares that vested by the fair market value of our common stock on the vesting date
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2019, all of our NEOs were eligible to receive contractually provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable. See “Employment and Severance Agreements,” below, for a description of the severance benefits our NEOs are eligible to receive.
Upon retirement or separation from service for reasons that do not trigger the contractually provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
Additionally, pursuant to the change in control policy approved by our board of directors in February 2019, our NEOs are eligible to receive the following vesting acceleration upon a change in control of the Company and a termination of the NEO’s employment within 12 months thereafter either by the Company or its successor without cause or upon the NEO’s resignation for good reason: (1) with respect to awards with service-based vesting, 100% vesting acceleration, and (2) with respect to awards with performance-based vesting conditions, vesting acceleration with achievement of the performance conditions deemed at the greater of the target level or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	NEO’s rate of base salary as of June 30, 2019;

•	Cash severance as provided under the NEO’s employment agreement or key executive benefit package agreement, as applicable, in effect as of June 30, 2019;

•	Change in control occurring on June 30, 2019;

•	Termination of the NEO’s employment occurring on June 30, 2019; and

•	A price per share of $12.98, which was the closing price of our common stock on June 28, 2019, the final trading day of fiscal 2019.

Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a Change in Control ($)(2)
Darren Jensen
Base salary continuation	275,000	550,000
Acceleration of vesting of equity awards	—	5,940,599	(3)
Total	275,000	6,490,599
Steven R. Fife
Base salary continuation	178,500	178,500
Acceleration of vesting of equity awards	—	1,476,833
Total	178,500	1,655,333
Ryan Goodwin
Base salary continuation	177,500	177,500
Acceleration of vesting of equity awards	—	1,807,490	(3)
Total	177,500	1,984,990
Kevin McMurray
Base salary continuation	167,500	167,500
Acceleration of vesting of equity awards	—	876,724
Total	167,500	1,044,224
Justin Rose
Base salary continuation	177,500	177,500
Acceleration of vesting of equity awards	—	1,829,784	(3)
Total	177,500	2,007,284

(1)	For purposes of this table, an involuntary termination consists of our termination of their respective employment without cause or their resignation for good reason.

(2)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of our termination of their respective employment without cause or their resignation for good reason

(3)
For the 2017 PRSUs granted to Messrs. Jensen, Goodwin and Rose, the value included in the above table attributable to the acceleration of such awards has been calculated based on actual achievement as of June 30, 2019.

Employment and Severance Agreements
Darren Jensen
Pursuant to Mr. Jensen’s amended and restated employment agreement, if we terminate Mr. Jensen's employment without “cause” or if he resigns for “good reason,” which includes customary triggers, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Jensen executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to his accrued pay, he will be entitled to payments equal in the aggregate to six (6) months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 12-month period following the date of termination of employment.
Additionally, if, within 12 months after the occurrence of an event constituting a change in control, Mr. Jensen's employment terminates without cause or if Mr. Jensen resigns for good reason, then we will pay him severance payments equal to 12 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Jensen will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all PRSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.

Other NEOs
The key executive benefit package agreements with Messrs. Fife, Goodwin, McMurray, and Rose provide that their employment with us is at-will and either the NEO or the Company can terminate the NEO’s employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of the key executive benefit package agreement. These agreements provided that, if we terminate their employment without cause, the NEO will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as the NEO executes and does not revoke the separation agreement, and remains in full compliance with its terms, he will be entitled to payments equal in the aggregate to six months of his then annualized base salary. These severance payments will be paid in substantially equal monthly installments over the six-month period following the date of termination of employment.
Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.
For our fiscal year ended June 30, 2019:
•The median of the annual total compensation of all employees (other than our CEO) was $62,658; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table for fiscal 2019 and included elsewhere in this Proxy Statement, was $5,025,497.
Based on this information the ratio of the annual total compensation of Mr. Jensen to the median of the annual total compensation of our employees was 80:1. The Company believes this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The Company acknowledges the change in ratio from fiscal 2018 is primarily due to the additional equity award granted to the CEO in fiscal year 2019 for retention purposes, pursuant to the amendment and restatement of his employment agreement in January 2019. This was a one-time award to our CEO and, if excluded from the annual total compensation paid to him in fiscal 2019, would have resulted in a ratio of 51:1.
To identify the median of the annual compensation of our employees, we reviewed the total fiscal year income, including company paid benefits, of our global employees as of June 30, 2019 for the period from July 1, 2018 through June 30, 2019. As of June 30, 2019, we had 227 employees, including 177 employees in in the United States, 29 in Japan, nine in Thailand, five in Hong Kong, five in Taiwan, and two in the Australia. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio. The median employee identified above is a help desk technician located in the United States.
The Company believes the methodology, assumptions and estimates described above to be reasonable given the specific employee population. Companies are permitted under SEC rules to exercise flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in our industry or otherwise.
DIRECTOR COMPENSATION
Compensation for our non-employee directors consists of (i) monthly retainers for Board service and for service as chairman of our board of directors and the chair of one of the standing Board committees and (ii) annual equity awards. The monthly retainers consist of the following:
•$6,000 for service as the chairman of our board of directors
•$5,500 for service as the chair of our audit and compensation committees
•$5,000 for service by all other non-employee directors
In connection with each annual meeting of our stockholders at which a non-employee director is re-elected (for example, on the date of the fiscal 2020 annual meeting of stockholders) or upon first joining our board of directors (the date of such re-election or the date a new non-employee first joins our board of directors, the “Election Date”) each non-employee director will receive a restricted stock award for a number of shares equal to $75,000 divided by the Stock Price, where the “Stock Price” is equal to the average closing price of our common stock for each of the ten trading days ending the day before the Election Date. Subject to continued service, such restricted stock awards will vest in a single installment on the one-year anniversary of the grant date.

The table below summarizes the compensation we paid to our non-employee directors for fiscal 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation	Total ($)
Michael A. Beindorff	141,000	76,590	—	217,590
Erin Brockovich	10,000	40,938		50,938
Raymond B. Greer	135,000	76,590	—	211,590
Vinayak R. Hegde	135,000	76,590		211,590
Darwin K. Lewis	141,000	76,590		217,590
Garry Mauro	147,000	76,590	—	223,590

(1)
Includes $75,000 paid in fiscal year 2019 to each of our non-employee directors other than Ms. Brockovich relating to service performed in fiscal year 2018, but which was paid immediately following the fiscal 2019 annual meeting of stockholders.

(2)
These amounts represent the grant date fair value of restricted stock awards granted by the Company during fiscal 2019, determined in accordance with FASB ASC Topic 718. For the assumptions used in our valuations, see Note 9 of the notes to our consolidated financial statements in our most recently filed Form 10-K for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

The table below summarizes the unexercised stock options, all of which are fully vested, held by our non-employee directors as of June 30, 2019:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	14,286	—	9.31
Garry Mauro	17,143	—	1.75
Garry Mauro	17,143	—	5.60
Garry Mauro	14,286	—	9.31
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2019 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

(a)	(b)		(c)		(d)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock units (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (#)
All equity compensation plans approved by security holders	1,316,707	(1)	5.13	(2)	1,142,119	(3)
Equity compensation plans not approved by security holders	—		—		—

(1)
Includes 526,856 shares of our common stock that can be issued upon the exercise of outstanding options and 789,851 shares of our common stock that can be issued upon vesting of restricted stock units.

(2)	Does not take into account restricted stock units, as those awards have no exercise price.

(3)	Includes 400,000 shares of our common stock available under our 2019 Employee Stock Purchase Plan.

AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WSRP, LLC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent accountant's communications with the Audit Committee concerning independence and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, including General Auditing Standards 1301, Communications with Audit Committees.
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2019, and this Proxy Statement, for filing with the SEC.

The Audit Committee

Darwin K. Lewis, Chair
Michael Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
WSRP, LLC was engaged to perform audit services for the Company. Those services consisted of the audit of the consolidated financial statements of the Company and the effectiveness of the Company's internal control over financial reporting, and review of the quarterly financial statements.
BDO USA, LLP ("BDO") was engaged to perform audit services for the Company. Those services consisted of the audit of the Company's employee benefit plan.
The following table presents fees for professional audit services rendered by WSRP, LLC for fiscal years ended June 30, 2019 and 2018:

WSRP, LLC	Fiscal year ended June 30,
	2019	2018
Audit Fees (1)	$205,500	$212,429
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$205,500	$212,429

(1)	Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

The following table presents fees for professional audit services rendered by BDO for fiscal years ended June 30, 2019 and 2018:

BDO USA, LLP	Fiscal year ended June 30,
	2019	2018
Audit Fees	$—	$—
Audit-Related Fees (1)	18,400	16,775
Tax Fees	—	—
All Other Fees (2)	39,895	—
	$58,295	$16,775

(1)	Audit-Related Fees consist of fees billed for the audit of our employee benefit plan.

(2)	All Other Fees consist of fees related to other consulting.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2019 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of June 30, 2019, other than those individuals listed on the chart below, no other individuals were known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 14,113,877 shares of our common stock issued and outstanding as of June 30, 2019.

Name of Beneficial Owner (1)	Number of Shares		Percent of Class
Principal Shareholders
Renaissance Technologies, LLC	1,123,748	(2)	7.96%
BlackRock Fund Advisors	891,174	(2)	6.31%
Directors and Named Executive Officers
Michael A. Beindorff	77,549	(3)	*
Erin Brockovich	3,502	(4)	*
Raymond B. Greer	40,028	(5)	*
Vinayak R. Hegde	38,528	(6)	*
Darwin K. Lewis	42,028	(7)	*
Garry P. Mauro	162,362	(8)	1.15%
Darren J. Jensen	268,035	(9)	1.90%
Steven R. Fife	85,940	(10)	*
Ryan Goodwin	86,241	(11)	*
Kevin McMurray	46,820	(12)	*
Justin Rose	83,059	(13)	*
Charles Wach	25,711	(14)	*
All executive officers and directors (12 persons)	959,803	(15)	6.80%
* Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	This information was filed with the SEC on Form 13F.

(3)
Includes 61,436 shares held directly by Mr. Beindorff, 1,501 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, and 326 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of June 30, 2019 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.

(4)	Consists of 3,502 shares held directly by Ms. Brockovich.

(5)	Consists of 40,028 shares held directly by Mr. Greer.

(6)	Consists of 38,528 shares held directly by Mr. Hegde.

(7)	Consists of 42,028 shares held directly by Mr. Lewis.

(8)
Includes 112,871 shares directly owned by Mr. Mauro, 225 shares owned by Mr. Mauro's spouse which he is deemed to beneficially own, and 694 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of June 30, 2019 upon the exercise of options: 17,143 shares at an exercise price of $1.75 per share, 17,143 shares at an exercise price of $5.60 per share and 14,286 shares at an exercise price of $9.31 per share.

(9)
Includes 200,035 shares directly owned by Mr. Jensen and also includes the following shares which Mr. Jensen has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 68,000 shares at an exercise price of $4.44.

(10)
Includes of 33,940 shares directly owned by Mr. Fife and 30,000 shares held pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Fife has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 22,000 shares at an exercise price of $4.44.

(11)
Includes 65,241 shares directly owned by Mr. Goodwin and also includes the following shares which Mr. Goodwin has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 21,000 shares at an exercise price of $4.44.

(12)
Includes 7,070 shares directly owned by Mr. McMurray and 20,000 shares held pursuant to a Restricted Stock Award. Also includes the following shares which Mr. McMurray has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 19,750 shares at an exercise price of $4.44.

(13)
Includes 63,309 shares directly owned by Mr. Rose and also includes the following shares which Mr. Rose has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 19,750 shares at an exercise price of $4.44.

(14)
Includes 3,211 shares directly owned by Mr. Wach and also includes the following shares which Mr. Wach has the right to acquire or will have the right to acquire within 60 days of June 30, 2019: 22,500 shares at an exercise price of $4.44.

(15)
Consists of 723,945 shares directly owned by our executive officers and directors as a group and 235,858 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of June 30, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions, we distributed questionnaires to each of our directors and officers. Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
Since the beginning of the last fiscal year, other than as described below, there has not been any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Director Independence
The Nasdaq Rules require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that each of Ms. Brockovich and Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under NASDAQ Rules.

CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all of our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at https://lifevantage.gcs-web.com/corporate-governance. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. Due to an administrative error, we filed Form 4s on November 30, 2018, relating to our executive officers’ restricted stock unit awards, which were granted on November 15, 2018. With the exception of these late Form 4s, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2019, we believe that all such reports were filed on a timely basis.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement, the proxy card and annual report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate Notices and proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a stockholder is receiving multiple copies of the proxy materials, stockholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Investor Relations
9785 South Monroe Street, Suite 400
Sandy, Utah 84070
(801) 432-9000
Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for our fiscal year ended June 30, 2019, which was filed with the SEC on August 14, 2019, will be made available to stockholders without charge upon written request to LifeVantage Corporation, Attn: Investor Relations, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
October 18, 2019	/s/ Darren Jensen
Darren Jensen
President and CEO

LifeVantage Corporation
9785 South Monroe St., Suite 400
Sandy, UT 84070

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E85292-P28972 KEEP THIS PORTION FOR YOUR RECORDS

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LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

Nominees	For	Against	Abstain
1a. Mr. Darren Jensen	☐	☐	☐
1b. Mr. Michael A. Beindorff	☐	☐	☐
1c. Ms. Erin Brockovich	☐	☐	☐
1d. Mr. Raymond B. Greer	☐	☐	☐
1e. Mr. Vinayak R. Hegde	☐	☐	☐
1f. Mr. Darwin K. Lewis	☐	☐	☐
1g. Mr. Garry Mauro	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E85293-P28972

LifeVantage Corporation
Annual Meeting of Stockholders
December 5, 2019 1:00 PM, MST
This proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Darren Jensen and Steven Fife or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the stockholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders to be held at 1:00 PM, MST on December 5, 2019, at the Hyatt House Salt Lake City/Sandy, located at 9685 South Monroe Street, Sandy, Utah 84070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side